UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2009

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	80-0137402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 8 – Other Events

Magnum D’Or Resources, Inc. (the “Company”) recently issued a press release to describe the independent test results of its new Magnum SRI custom compound with recycled rubber material which was formulated and designed to be mixed with virgin rubber to make tires.

The tests were conducted by the Tire Lab of the Rubber Research Institute of the Malaysia Rubber Board (the “RRI”).  The RRI used the full ASTM standard tests for light truck tires.  The test tires were comprised of 86% virgin rubber compound which was mixed with 14% of Magnum’s SRI custom compound containing recycled rubber powders.  The tread compound and the sidewall tire compounds both included this custom compound mix for the tested tires.

The test results of RRI determined that the inclusion of the 14% recycled rubber formulated by the Company did not result in any loss of the required properties for light truck tires, and that the tensile strength and elongation of the tested tire showed no appreciable loss or change of properties.

RRI also conducted plunger energy tests that effectively measure the amount of force required to make a normally inflated tire fail or burst when applied to a specific area of the sidewall using a regulation test plunger.  The test tires exceeded the normal control level for light truck tires.

The ability to add a significant amount of recycled tire material to new tires is a cost saving manufacturing process which is expected to be desirable to tire manufacturers, and is expected to contribute to the effective reissue of the millions of used tires presently available for recycling, a “green technology” for the tire industry.

Exhibits

10.1                           Independent test results of Rubber Research Institute of Malaysia Rubber Board

99                           Press release dated October 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: October 23, 2009	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President